EXHIBIT 14.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-111019, No. 333-119998, No. 333-126257, No. 333-143399, No. 333-167144, 333-187384, 333-194483, No. 333-199535 and No. 333-212326) and related Prospectuses and on Form S-8 (No. 333-173155, No. 333-118897, No. 333-113420, No. 333-141306, No. 333-139717 and No. 333-214775) pertaining to the Employees’ Stock Option Plan of Pointer Telocation Ltd., of our report dated April 21, 2017, with respect to the financial statements of POINTER DO BRASIL COMERCIAL LTDA., for the years ended December 31, 2016 referenced in the Annual Report (Form 20-F) of Pointer Telocation Ltd., for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Baker Tilly Brasil Norte SS Auditores Independentes – EPP

Barueri (SP), Brazil, April 27, 2017.

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